Filed pursuant to Rule 433

Registration Statement No. 333-181500

Relating to the Preliminary Prospectus Supplement

dated March 27, 2014

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	2.875% Global Bonds due 2021
Ratings*	Baa2/BBB-/BBB (Moody’s/S&P/Fitch)
Distribution	SEC Registered
Total Amount Issued	€1,000,000,000
Total Gross Proceeds	€994,640,000
Coupon	2.875% per annum
Coupon Payment Frequency	Annual
Day count	ACT/ACT
Maturity	April 1, 2021
Offering Price	99.464% of the principal amount, plus accrued interest, if any, from April 3, 2014
Yield to Maturity	2.961% per annum
Underwriting Fee	0.25%
Interest Payment Dates	April 1 of each year
First Interest Payment Date	April 1, 2015
Optional Redemption	The global bonds will not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund.
Pricing Date	March 27, 2014
Settlement Date	April 3, 2014 (T+5)
ISIN/Common Code:	XS1047674947/104767494
Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Listing	Euro MTF Market Luxembourg
Joint Bookrunners	BB Securities Ltd. J.P. Morgan Securities PLC Banco Santander, S.A.
Underwriting Commitments	BB Securities Ltd.: €333,333,333.00 J.P. Morgan Securities PLC: €333,333,333.00 Banco Santander, S.A.: €333,333,334.00

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/205317/000119312514117414/d693604d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from your sales representative at BB Securities Ltd., calling +44 20 7367 5800, or at J.P. Morgan Securities PLC, calling +44 20 7134 2468, or at Banco Santander, S.A., calling + (34) 91 289 59 07.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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